Exhibit 12.1
                                                                      10/22/101
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2000
                 and the twelve months ended September 30, 2001


                                                                                                                     Twelve
                                                                                                                     Months
                                                                                                                     Ended
                                                                      Year ended December 31,                     September 30,
                                                 ------------------------------------------------------------------------------
                                                    1996         1997         1998         1999         2000         2001
                                                    ----         ----         ----         ----         ----         ----
                                                 ------------------------------Thousands   of  Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes        $835,509     $855,526     $923,064     $931,725     $978,555     $906,533
      AFUDC - Debt funds                            6,517        4,855        4,664       11,010       20,197       15,536
                                                 ---------    ---------    ---------    ---------    ---------    ---------
         Earnings as defined                     $842,026     $860,381     $927,728     $942,735     $998,752     $922,069
                                                 =========    =========    =========    =========    =========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                  $171,689     $169,536     $194,559     $193,968     $222,530     $223,693
   Interest on interim  obligations                20,617       22,787       11,012        9,865       10,759       15,790
   Amort of debt disc, premium  and expense, net    9,520        9,657       42,506       11,171       11,668       11,460
   Other interest  charges                         34,227       57,799       67,129       67,987       54,994       38,729
                                                 ---------    ---------    ---------    ---------    ---------    ---------
         Fixed charges as defined                $236,053     $259,779     $315,206     $282,991     $299,951     $289,672
                                                 =========    =========    =========    =========    =========    =========



RATIO OF EARNINGS TO FIXED CHARGES                 3.57          3.31          2.94        3.33          3.33         3.18
                                                   ====          ====          ====        ====          ====         ====


Note: The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric Generating Company.